UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2021

Nexstar Media Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50478	23-3083125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700, Irving, Texas		75062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 373-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	NXST	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2021, the Board of Directors of Nexstar Media Group, Inc. (the “Company”) formally appointed Lee Ann Gliha, 46, as Executive Vice President and Chief Financial Officer of the Company effective August 9, 2021. Ms. Gliha’s qualification include more than 20 years of experience in media, broadcasting, and entertainment investment banking. From April 2016 to July 2021, Ms. Gliha served as a Managing Director at Jefferies LLC (“Jefferies”). Prior to joining Jefferies, she served as a Managing Director at Houlihan Lokey from 2008 to 2016. Ms. Gliha is a member of the Board of Directors of the National Hot Rod Association since December 2019.

In conjunction with her appointment, Ms. Gliha entered into an Executive Employment Agreement (the “Employment Agreement”) with the Company, effective as of August 9, 2021. The initial term of the Employment Agreement ends on July 31, 2025, and the term will automatically renew for successive one-year periods, subject to earlier termination provided under the Employment Agreement.

Pursuant to the Employment Agreement, Ms. Gliha shall be entitled to an annual base salary of $700,000 beginning August 9, 2021, subject to annual increases, but not decreases, at the discretion of the Chief Executive Officer (“CEO”) of the Company. In addition, Ms. Gliha will be eligible to receive an annual bonus in the amount of up to seventy-five percent (75%) of her annual base salary in effect at the end of that fiscal year, or in excess of such amount, up to a maximum of one hundred fifty percent (150%) of her annual base salary in effect at the end of that fiscal year, as determined by the CEO with the approval of the Compensation Committee of the Board of Directors, prorated for any partial fiscal year during which Ms. Gliha is employed by the Company based on the following criteria:

•

50% earned if Nexstar Media Inc., a wholly owned subsidiary of the Company, exceeds ninety percent (90%) of budgeted Net Revenue or EBIDTA (as such terms are defined in the Employment Agreement) for the applicable fiscal year.

•	50% earned at the discretion of the CEO and/or Compensation Committee.

Ms. Gliha will also receive a relocation bonus of $30,000, subject to applicable taxes and the terms of the Company’s relocation benefit program.

Ms. Gliha will be eligible to participate in the Company’s equity compensation program on a basis consistent with the other Company executives. Within 15 days from August 9, 2021, the Company will grant 10,000 restricted stock units (“RSUs”) to Ms. Gliha, as follows:

Time-Vesting RSUs		Performance-Based RSUs
5,000	(a)	5,000	(b)
(a)

The Time-Vesting RSUs is subject to a four-year vesting period and will vest in equal annual installments of 1,250 RSUs on each anniversary date of the award, subject to Ms. Gliha’s continued employment with the Company on such dates.

(b)

The Performance-Based RSUs is subject to a four-year vesting period and will vest in equal annual installments of 1,250 RSUs on each anniversary date of the award, if the Total Shareholder Return for each such preceding calendar year exceeds the midpoint of the Company’s Total Shareholder Return ranking within its Peer Group (as defined in the Employment Agreement).

In the event of Ms. Gliha’s termination of employment by the Company for any reason other than for Cause (including Ms. Gliha’s termination of employment in connection with a Change in Control (as such terms are defined in the Employment Agreement)) or due to Ms. Gliha’s resignation with Good Reason (as defined in the Employment Agreement), subject to Ms. Gliha’s execution of the Separation Agreement and Release (as defined in the Employment Agreement) within 60 days of termination of employment, Ms. Gliha will be eligible to receive severance payments consisting of (i) an amount equal to 12-months of her then-current annual base salary, payable in a lump sum within 60 days of such termination of employment, (ii) a prorated bonus based on (A) actual performance if such termination is by the Company for any reason other than for Cause, or (B) Ms. Gliha’s target bonus in effect if such termination is by Ms. Gliha for Good Reason, and (iii) an additional lump sum payment equal to $29,000. The Employment Agreement also provides that if Ms. Gliha’s employment is terminated due to her death or disability, Ms. Gliha will be eligible to receive her earned but unpaid annual bonus for the year prior to the year of such termination, as well as payment of a prorated portion of her annual bonus for the year of such termination based on actual performance.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete copy of that agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Additionally, there are no transactions involving the Company and Ms. Gliha that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On July 26, 2021, the Company issued a press release to announce the appointment of Lee Ann Gliha as Executive Vice President and Chief Financial Officer of the Company. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Nexstar Media Group, Inc. dated July 26, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXSTAR MEDIA GROUP, INC.

	By:	/s/ Thomas E. Carter
Date: July 30, 2021	Name:	Thomas E. Carter
	Title:	President, Chief Operating Officer and Chief Financial Officer

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